Exhibit 12.1

DPL Inc. and Subsidiaries

Statement Re: Calculation of Ratio of Earnings to Fixed Charges

	Three
	Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
(in $ thousands, except ratios)	3/31/15	12/31/14	12/31/13	12/31/12	12/31/11	12/31/10

Ratio of Earnings to Fixed Charges:
Fixed Charges:
Total interest and Preferred Dividend	$30,539	$126,575	$124,371	$122,865	$70,213	$70,581
Add: Capitalized Interest	82	373	1,039	1,904	2,173	1,784
Less Intercompany Interest	-	-	-	-	-	-
Add: Interest Component of Rentals	5	74	51	51	53	67
Total Fixed Charges	30,626	$127,022	$125,461	$124,820	$72,439	$72,432

Fixed charges to be added back to Earnings:
Less: capitalized interest	(82)	(373)	(1,039)	(1,904)	(2,173)	(1,784)
Less: preferred dividends	(217)	(867)	(867)	(867)	(867)	(867)
Adjusted Fixed Charges	$30,327	$125,782	$123,555	$122,049	$69,399	$69,781

Earnings:
Net Income before Extraordinary Items	$28,694	$(74,629)	$(222,014)	$(1,729,797)	$144,284	$290,323
Income Taxes	12,720	18,013	22,277	47,720	102,628	143,006
Adjusted Fixed Charges (defined above)	30,327	125,782	123,555	122,049	69,399	69,781
Total	$71,740	$69,166	$(76,182)	$(1,560,028)	$316,311	$503,110

Ratio of earnings to fixed charges	2.34	0.54	(0.61)	(12.50)	4.37	6.95
		nm*	nm*	nm*
	* not meaningful due to goodwill and fixed asset impairments

DPL Inc. and Subsidiaries

Statement Re: Calculation of Ratio of Earnings to Fixed Charges

	Three
	Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
(in $ thousands, except ratios)	3/31/15	12/31/14	12/31/13	12/31/12	12/31/11	12/31/10

Adjusted Ratio of Earnings to Fixed Charges:
Fixed Charges:
Total interest and Preferred Dividend	$30,539	$126,575	$124,371	$122,865	$70,213	$70,581
Add: Capitalized Interest	82	373	1,039	1,904	2,173	1,784
Less Intercompany Interest	-	-	-	-	-	-
Add: Interest Component of Rentals	5	74	51	51	53	67
Total Fixed Charges	$30,626	$127,022	$125,461	$124,820	$72,439	$72,432

Fixed charges to be added back to Earnings:
Less: capitalized interest	(82)	(373)	(1,039)	(1,904)	(2,173)	(1,784)
Less: preferred dividends	(217)	(867)	(867)	(867)	(867)	(867)
Adjusted Fixed Charges	$30,327	$125,782	$123,555	$122,049	$69,399	$69,781

Earnings:
Net Income before Extraordinary Items	$28,694	$(74,629)	$(222,014)	$(1,729,797)	$144,284	$290,323
Goodwill and fixed asset impairments	-	147,227	332,545	1,817,200	-	-
Income Taxes	12,720	18,013	22,277	47,720	102,628	143,006
Adjusted Fixed Charges (defined above)	30,327	125,782	123,555	122,049	69,399	69,781
Total	$71,740	$216,393	$256,363	$257,172	$316,311	$503,110

Ratio of earnings to fixed charges	2.34	1.70	2.04	2.06	4.37	6.95